Exhibit 5.1

September 1, 2023

Rubicon Technologies, Inc.
335 Madison Avenue, 4th Floor

New York, NY 10017

Re:	Rubicon Technologies, Inc. Registration Statement on Form S-1

We have acted as special counsel to Rubicon Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2023 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an aggregate of 119,701,374 shares of Class A Common Stock of the Company (the “Shares”) including (i) up to 5,629,245 Shares (the “First Closing Insider Shares”) issuable by the Company to various investors (the “First Closing Insider Investors”) if they fully convert their convertible debentures issued pursuant to the Securities Purchase Agreement, dated as of December 16, 2022 (the “First Closing Insider SPA”), by and between the Company and the First Closing Insider Investors, (ii) up to 3,367,509 Shares (the “Second Closing Insider Shares”) issuable by the Company to various investors (the “Second Closing Insider Investors”) if they fully convert their convertible debentures pursuant to the Securities Purchase Agreement, dated as of February 1, 2023 (the “Second Closing Insider SPA”), by and between the Company and the Second Closing Insider Investors, (iii) up to 1,222,222 Shares (the “Chico Shares”) issued by the Company to Jose Miguel Enrich, Felipe Chico Hernandez, and Andres Chico Hernandez (collectively, the “Chico Investors”) pursuant to Subscription Agreements, dated as of March 16, 2023 (the “Chico Subscription Agreements”), by and between the Company and the Chico Investors, (iv) up to 11,132,823 Shares (the “Palantir Shares”) issued by the Company to Palantir Technologies Inc. pursuant to a share issuance agreement dated as of March 29, 2023 as payment for products and/or services provided to Rubicon Global, LLC, (v) 279,763 Shares (the “DSU Shares”) issuable upon the settlement of 279,763 DSUs issued pursuant to the Merger Agreement (as defined in the Registration Statement) as consideration to Michael Allegretti, who was formerly employed by the Company or its subsidiaries at the time of the DSU award, (vi) 3,606,389 Shares (the “Mizzen Shares”) issued by the Company on behalf of Rubicon Technologies Holdings, LLC (“Holdings”) to Mizzen Capital, LP (“Mizzen”) pursuant to a Common Unit Purchase Warrant (as amended) dated as of December 22, 2021 (the “Mizzen Warrants”), (vii) 1,202,129 Shares (the “Star Strong Shares”) issued by the Company on behalf of Holdings to Star Strong Capital LLC (“Star Strong”) pursuant to a Common Unit Purchase Warrant (as amended) dated as of December 22, 2021 (the “Star Strong Warrants”), (viii) 56,836,446 Shares (the “May PIPE Shares”) issued by the Company to various investors pursuant to Subscription Agreements, dated as of May 2023 (the “May 2023 Equity Agreements”), (ix) 7,521,940 Shares (the “Rodina Shares”) issued by the Company to CHPAF Holdings SAPI de CV pursuant to a Loan Conversion Agreement, dated as of May 19, 2023 (the “Loan Conversion Agreement”), (x) 500,000 Shares (the “Reedland Shares”) issuable by the Company to Weild Capital, LLC, David Schachter, and Robert Schachter (collectively, the “Reedland Investors”) pursuant to a Common Stock Purchase Warrant, dated as of November 30, 2022 (the “Reedland Warrant”), (xi) 16,972,829 Shares (the “Avenue Shares”) issuable by the Company to Avenue Sustainable Solutions Fund, L.P., Energy Impact Credit Fund II LP, and Transamerica Life Insurance Company (collectively, the “Avenue Investors”) pursuant to Common Stock Purchase Warrants, dated June 7, 2023 (the “Avenue Warrants”), and (xii) 11,430,079 Shares (the “RBT Shares”) issued by the Company to various insider investors pursuant (a) the Convertible Debenture, dated as of November 30, 2022 and (b) the Convertible Debenture, dated as of February 3, 2023, each as subsequently amended, assigned, and assumed (the “RBT Convertible Debentures”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Palantir Shares, the Chico Shares, the Mizzen Shares, the Star Strong Shares, the May PIPE Shares, the Rodina Shares, and the RBT Shares have been duly authorized and are validly issued, fully paid and nonassessable; and (ii) the First Closing Insider Shares, the Second Closing Insider Shares, the DSU Shares, the Reedland Shares, and the Avenue Shares have been duly authorized and, when issued in accordance with the terms of the First Closing Insider SPA, the Second Closing Insider SPA, the DSUs, the Reedland Warrant, and the Avenue Warrants, respectively, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,
Winston & Strawn LLP